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                                                                      EXHIBIT 11


                YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                                                    Three Months Ended Sept. 30,  Nine Months Ended Sept. 30,
                                                    ----------------------------  ---------------------------
                                                        1998           1997           1998           1997
                                                    -------------  -------------  -------------  ------------
In thousands of dollars (except per share data):

Net income for calculation of
 basic and diluted earnings per share                     $47,254        $23,785       $104,225       $80,847
                                                          =======        =======       ========       =======
Shares used in computation of
  per share earnings:
 Basic shares outstanding                                  40,548         42,475         40,534        42,989
 Effect of dilutive securities:
   Non-vested restricted shares                               164            145            164           145
   Stock options                                               26            248            103           423
                                                          -------        -------       --------       -------
 Diluted shares outstanding                                40,738         42,868         40,801        43,557
                                                          =======        =======       ========       =======

Basic earnings per share                                  $  1.17        $  0.56       $   2.57       $  1.88
Diluted earnings per share                                $  1.16        $  0.55       $   2.55       $  1.86
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